EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CIC Announces Board Member Resignation

Redwood Shores, CA, October 25, 2007 - (OTC BB: CICI) Communication Intelligence Corporation (“CIC”), a leading supplier of electronic signature solutions for business process automation in the financial industry and the recognized leader in biometric signature verification announced today that Michael A. Betts has resigned from the Board of Directors.

Mr. Betts stated, “I regret that the conflict of interest constraints imposed by my new employment do not allow me to continue to serve on CIC’s Board of Directors. I have enjoyed my short time on the Board and believe the company, as the recent Frost & Sullivan Award exemplifies, is well-positioned as the leading eSignature supplier.”

Guido DiGregorio, Chairman & CEO of CIC stated, “We congratulate Mike on his new employment as a senior executive in the insurance industry. Mike’s pioneering experience as an IT executive focused on the adoption and full deployment of emerging electronic signature technology provides Mike an excellent understanding of the challenges and the benefits of eSignature technology and equips him to be an effective and credible advocate of the benefits of this technology.” Mr. DiGregorio continued, “This background and experience, which made Mike exactly the Board candidate we were seeking, will serve him well in his new position. We appreciate the contributions Mike made in the short time he spent with us and we will pursue identifying and attracting a successor director with the same solid credentials and background.”

About CIC
Communication Intelligence Corporation (“CIC”) is a leading supplier of electronic signature solutions for business process automation in the Financial Industry and the recognized leader in biometric signature verification. CIC’s products enable companies to achieve truly paperless work flow in their eBusiness processes by enabling them with “The Power to Sign Online®” with multiple signature technologies across virtually all applications.  Industry leaders such as AIG, Charles Schwab, Prudential, Nationwide (UK), Snap-on Credit and Wells Fargo chose CIC’s products to meet their needs. CIC sells directly to enterprises and through system integrators, channel partners and OEMs. CIC is headquartered in Redwood Shores, California and has a joint venture, CICC, in Nanjing, China. For more information, please visit our website at http://www.cic.com.

CIC, its logo and the Power to Sign Online are registered trademarks. All other trademarks and registered trademarks are the property of their respective holders.

Forward Looking Statement
Certain statements contained in this press release, including without limitation, statements containing the words “believes”, “anticipates”, “hopes”, “intends”, “expects”, and other words of similar import, constitute “forward looking” statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual events to differ materially from expectations. Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of the products; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect the Company's business; (3) the Company's inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions and the availability of sufficient financing.

Contact Information

CIC
Investor Relations Inquiries:
Chantal Eshghipour
650-802-7740
investorrelations@cic.com